Exhibit 99.1

ServiceMaster Announces Steve Martin as New Chief Financial Officer

MEMPHIS, TN — November 15, 2007 — ServiceMaster announced today that TruGreen Chief Financial Officer Steve Martin has been named Senior Vice President and Chief Financial Officer for ServiceMaster.

Mr. Martin succeeds Vice Chairman and Chief Financial Officer Ernie Mrozek, who will transition out of his current position by early next year. Mr. Mrozek has been based in the company’s Downer’s Grove, Illinois, headquarters office, which was recently relocated to Memphis.

Mr. Martin has worked in finance for TruGreen, a ServiceMaster company, since 2000. Previously, he was Senior Vice President and Controller for Promus Hotel Corporation in Memphis, and a partner in the Audit and Business Advisory Services business for Arthur Andersen, also in Memphis.

Over the past several weeks, Mr. Martin has served in a special project role with ServiceMaster, leading the company’s efforts to reduce layers between leadership and customers, and to become more responsive toward customer service.

ServiceMaster Chief Executive Officer Pat Spainhour said, “We’re excited to promote Steve into this position because he not only brings a broad base of financial expertise to the job, but he also has a deep understanding of our company and how we can best position ourselves for continued growth and marketplace leadership.”

Mr. Martin has a degree in accounting from the University of Memphis, and is active in the Memphis community, serving on the Board of Directors for the Metropolitan Inter-Faith Association (MIFA).

About ServiceMaster

ServiceMaster currently serves residential and commercial customers through a network of over 5,500 company-owned locations and franchised licenses. The Company’s brands include TruGreen, TruGreen LandCare, Terminix, American Home Shield, InStar Services Group, ServiceMaster Clean, Merry Maids, Furniture Medic, and AmeriSpec. The core services of the Company include lawn care and landscape maintenance, termite and pest control, home warranties, disaster response and reconstruction, cleaning and disaster restoration, house cleaning, furniture repair, and home inspection.

For further information contact:
Gina Kamler (COM) 901.597.1380
Marty Ketelaar (INV) 901.597.8847